Exhibit 10.1

Management Stock Option Agreement

This Management Stock Option Agreement, dated as of August 15, 2006 (the “Grant Date”), between Hertz Global Holdings, Inc., a Delaware corporation, and Mark P. Frissora (the “Executive”), is being entered into pursuant to the Hertz Global Holdings, Inc. Stock Incentive Plan.  The meaning of capitalized terms may be found in Section 7.

The Company and the Executive hereby agree as follows:

Section 1.                                           Grant of Options

(a)                                  Confirmation of Grant.  The Company hereby evidences and confirms, effective as of the date hereof, its grant to the Executive of Options to purchase the number of Common Shares specified on the signature page hereof.  The Options are not intended to be incentive stock options under the Code.  This Agreement is entered into pursuant to, and the terms of the Options are subject to, the terms of the Plan.  If there is any inconsistency between this Agreement and the terms of the Plan, the terms of this Agreement shall govern.

(b)                                 Option Price.  Each share covered by an Option shall have the respective Option Price specified on the signature page hereof.

Section 2.                                           Vesting and Exercisability

(a)                                  In General.  Except as otherwise provided in Section 2(b), Section 2(c) and Section 6 of this Agreement, the Options shall become vested and exercisable in five equal annual installments on each of the first through fifth anniversaries of the Grant Date (each, a “Vesting Date”), subject to the continuous employment of the Executive with the Company until the applicable Vesting Date for such annual installment to so vest.

(b)                                 Certain Terminations of Employment.  If the Company terminates the Executive’s employment Without Cause or the Executive terminates his employment with the Company for Good Reason, a pro rata portion of that number of Options that would otherwise vest on the next Vesting Date (if any) will vest and become exercisable as of the effective date of such termination of employment, such pro rata portion to be based on the number of full or partial months elapsed from the anniversary of the Grant Date immediately preceding the effective date of such termination of employment through and including the effective date of such termination of employment.

(c)                                  Discretionary Acceleration.  The Board, in its sole discretion, may accelerate the vesting or exercisability of all or a portion of the Options, at any time and from time to time.

(d)                                 Exercise.  Once vested in accordance with the provisions of this Agreement, the Options may be exercised at any time and from time to time prior to the date such Options terminate pursuant to Section 3.  Options may only be exercised with respect to whole Common Shares and must be exercised in accordance with Section 4.

Section 3.                                           Termination of Options

(a)                                  Normal Termination Date.  Unless earlier terminated pursuant to Section 3(b) or Section 6, the Options shall terminate on the tenth anniversary of the Grant Date (the “Normal Termination Date”), if not exercised prior to such date.

(b)                                 Early Termination.  Subject to Section 6(c), if the Executive’s employment with the Company terminates for any reason, any Options held by the Executive that have not vested before the effective date of such termination of employment (determined without regard to any statutory or deemed or express contractual notice period) or that do not become vested on such date in accordance with Section 2 shall terminate immediately upon such termination of employment (determined without regard to any statutory or deemed or express contractual notice period) and, if the Executive’s employment is terminated by the Company for Cause, all Options (whether or not then vested or exercisable) shall automatically terminate immediately upon such termination.  All vested Options held by the Executive following the effective date of a termination of employment shall remain exercisable until the first to occur of (i) the 60th day following the effective date of the Executive’s voluntary termination of employment without Good Reason (determined without regard to any deemed or express statutory or contractual notice period), (ii) the 90th day following the effective date of the Executive’s termination of employment for Good Reason or the Company’s termination of the Executive’s employment Without Cause, (iii) the 180th day in the case of a Special Termination or a retirement from active service on or after the Executive reaches normal retirement age, (iv) the Normal Termination Date or (v) the cancellation of the Options pursuant to Section 6(a), and if not exercised within such period the Options shall automatically terminate upon the expiration of such period.

Section 4.                                           Manner of Exercise

(a)                                  General.  Subject to such reasonable administrative regulations as the Board may adopt from time to time, the Executive may exercise vested Options by giving at least 15 business days prior written notice to the Secretary of the Company specifying the proposed date on which the Executive desires to exercise a vested Option (the “Exercise Date”), the number of whole Common Shares with respect to which the Options are being exercised (the “Exercise Shares”), the applicable per share Option Price and the aggregate Option Price for such Exercise Shares (the “Exercise Price”); provided that following a Public Offering notice may be given within such lesser period as the Board may permit.  On or before any Exercise Date that occurs prior to a Public Offering, the Company and the Executive shall enter into a management stock subscription agreement that contains transfer and other restrictions on the Exercise Shares as are provided in the Management Stock Subscription Agreement.  Unless otherwise determined by the Board, and subject to such other terms, representations and warranties as may be provided for in the Management Stock Subscription Agreement, (i) on or before the Exercise Date the Executive shall deliver to the Company full payment for the Exercise Shares in United States dollars in cash, or cash equivalents satisfactory to the Company, in an amount equal to the Exercise Price plus any required withholding taxes or other similar taxes, charges or fees and (ii) the Company shall register the issuance of the Exercise Shares on its records (or direct such issuance to be registered by the Company’s transfer agent); provided that, following a Public Offering, the Executive may direct that the Company withhold a number of Exercise Shares having a Fair Market Value the time of exercise equal to the minimum statutory withholding tax requirements.  The Company may require the Executive to furnish or execute such other documents as the Company shall reasonably deem necessary (i) to evidence such exercise, (ii) to determine whether registration is then required under the Securities Act or other applicable law or (iii) to comply with or satisfy the requirements of the Securities Act, applicable state or non-U.S. securities laws or any other law.

(b)                                 Restrictions on Exercise.  Notwithstanding any other provision of this Agreement, the Options may not be exercised in whole or in part, and no certificates representing Exercise Shares shall be delivered, (i) (A) unless all requisite approvals and consents of any governmental authority of any kind shall have been secured, (B) unless the purchase of the Exercise Shares shall be exempt from registration under applicable U.S. federal and state securities laws, and applicable non-U.S. securities laws, or the Exercise Shares shall have been registered under such laws, and (C) unless all applicable U.S. federal, state and local and non-U.S. tax withholding requirements shall have been satisfied or (ii) if such exercise would result in a violation of the terms or provisions of or a default or an event of default under, any of the Company’s financing agreements.  The

Company shall use its commercially reasonable efforts to obtain any consents or approvals referred to in clause (i) (A) of the preceding sentence, but shall otherwise have no obligations to take any steps to prevent or remove any impediment to exercise described in such sentence.

(c)                                  Registration; Broker-Assisted Exercise.  The Company shall use its reasonable best efforts (A) to cause a registration of Common Shares under this Option, pursuant to a duly filed Form S-8, in connection with an initial Public Offering (as defined under the Plan) and (B) upon the lapse of any underwriters’ lock-up period following such initial Public Offering, to implement a broker-assisted exercise program.

Section 5.                                           Executive’s Representations; Investment Intention.  The Executive represents and warrants that the Options have been, and any Exercise Shares will be, acquired by the Executive solely for the Executive’s own account for investment and not with a view to or for sale in connection with any distribution thereof.  The Executive represents and warrants that the Executive understands that none of the Exercise Shares may be transferred, sold, pledged, hypothecated or otherwise disposed of unless the provisions of the related Management Stock Subscription Agreement shall have been complied with or have expired.

Section 6.                                           Change in Control

(a)                                  Vesting and Cancellation.  Except as otherwise provided in this Section 6(a), in the event of a Change in Control, all then-outstanding Options (whether vested or unvested) shall be canceled in exchange for a payment having a value equal to the excess, if any, of (i) the product of the Change in Control Price multiplied by the aggregate number of shares (whether vested or unvested) covered by all such Options immediately prior to the Change in Control over (ii) the aggregate Option Price for all such shares, to be paid as soon as reasonably practicable, but in no event later than 30 days following the Change in Control.

(b)                                 Alternative Award.  Notwithstanding Section 6(a), the Options shall vest in full, and no cancellation, termination, or settlement or other payment shall occur with respect to any Option, if the Board reasonably determines prior to the Change in Control that the Executive shall receive an Alternative Award meeting the requirements of the Plan.

(c)                                  Certain Terminations Prior to a Change of Control.  If the Executive’s employment with the Company is terminated at any time within the six month period immediately preceding the occurrence of a Change in Control in either a termination by the Company Without Cause or a termination by the

Executive for Good Reason, for purposes of this Agreement, the Executive’s employment shall be deemed to have terminated immediately after the Change in Control.

Section 7.                                           Certain Definitions.  As used in this Agreement, capitalized terms that are not defined herein have the respective meaning given in the Plan, and the following additional terms shall have the following meanings:

“Agreement” means this Management Stock Option Agreement, as amended from time to time in accordance with the terms hereof.

“Cause” has the meaning given in the Employment Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended, and any successor thereto.

“Company” means Hertz Global Holdings, Inc., provided that for purposes of determining the status of Executive’s employment with the “Company,” such term shall include the Company and its Subsidiaries.

“Determination Date” means the effective date of the Executive’s termination of employment.

“Employment Agreement” means the Employment Agreement, dated as of July __, 2006, between the Executive and the Company, as amended from time to time.

“Executive” means the grantee of the Options, whose name is set forth on the signature page of this Agreement; provided that for purposes of Section 4 and Section 8, following such person’s death “Executive” shall be deemed to include such person’s beneficiary or estate and following such Person’s Disability, “Executive” shall be deemed to include such person’s legal representative.

“Exercise Date” has the meaning given in Section 4(a).

“Exercise Price” has the meaning given in Section 4(a).

“Exercise Shares” has the meaning given in Section 4(a).

“Good Reason” has the meaning given in the Employment Agreement.

“Grant Date” means the date hereof, which is the date on which the Options are granted to the Executive.

“Management Stock Subscription Agreement” means the form of management stock subscription agreement attached as an exhibit to the Employment Agreement.

“Normal Termination Date” has the meaning given in Section 3(a).

“Option” means the right granted to the Executive hereunder to purchase one Common Share for a purchase price equal to the Option Price subject to the terms of this Agreement and the Plan.

“Option Price” means, with respect to each Common Share covered by an Option, the purchase price specified in Section 1(b) for which the Executive may purchase such Common Share upon exercise of an Option.

“Plan” means the Hertz Global Holdings, Inc. Stock Incentive Plan.

“Securities Act” means the United States Securities Act of 1933, as amended, or any successor statute, and the rules and regulations thereunder that are in effect at the time, and any reference to a particular section thereof shall include a reference to the corresponding section, if any, of such successor statute, and the rules and regulations.

“Special Termination” means a termination of the Executive’s employment as a result of his death or Disability.

“Vesting Date” has the meaning given in Section 2(a).

“Without Cause” has the meaning given in the Employment Agreement.

Section 8.                                           Miscellaneous.

(a)                                  Withholding.  Subject to Section 4(a), the Company or one of its Subsidiaries may require the Executive to remit to the Company an amount in cash sufficient to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding or other similar charges or fees that may arise in connection with the grant, vesting, exercise or purchase of the Options.

(b)                                 Authorization to Share Personal Data.  The Executive authorizes any Affiliate of the Company that employs the Executive or that otherwise has or lawfully obtains personal data relating to the Executive to divulge or transfer such personal data to the Company or to a third party, in each case in any jurisdiction, if and to the extent appropriate in connection with this Agreement or the administration of the Plan.

(c)                                  No Rights as Stockholder; No Voting Rights.  The Executive shall have no rights as a stockholder of the Company with respect to any Shares covered by the Options until the exercise of the Options and delivery of the Shares.  No adjustment shall be made for regular dividends or other rights for which the record date is prior to the delivery of the Shares.  Any Shares delivered in respect of the Options shall be subject to the Management Stock Subscription Agreement and the Executive shall have no voting rights with respect to such Shares until such time as specified in the Executive Stock Subscription Agreement.

(d)                                 No Right to Continued Employment. Nothing in this Agreement shall be deemed to confer on the Executive any right to continue in the employ of the Company or any Subsidiary, or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate such employment at any time.

(e)                                  Non-Transferability of Options.  The Options may be exercised only by the Executive.  The Options are not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise) other than by will or by the laws of descent and distribution to the estate of the Executive upon the Executive’s death or with the Company’s consent.

(f)                                    Notices.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such delivery, to the Company or the Executive, as the case may be, at the following addresses or to such other address as the Company or the Executive, as the case may be, shall specify by notice to the other:

(i)                    if to the Company, to it at:

Hertz Global Holdings, Inc.

c/o The Hertz Corporation

225 Brae Boulevard

Park Ridge, New Jersey 07656

Attention: General Counsel

Fax: (201) 594-3122

(ii)                 if to the Executive, to the Executive at his or her most recent address as shown on the books and records of the Company or Subsidiary employing the Executive; and

copies of any notice or other communication given under this Agreement shall also be given to:

if notice is given to the Company:

The Carlyle Group

1001 Pennsylvania Avenue, NW

Suite 220 South

Washington DC 20004-2505

Attention:  Mr. Gregory S. Ledford

Fax:  (202) 347-1818

and

Clayton, Dubilier & Rice, Inc.

375 Park Avenue, 18th Floor

New York, New York 10152

Attention: Mr. David Wasserman

Fax: (212) 407-5252

and

Merrill Lynch Global Private Equity

4 World Financial Center, 23rd Floor

New York, New York 10080

Attention:  Mr. George A. Bitar &

Mr. Robert F. End

Fax:  (212) 449-1119

and

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention:  John M. Allen, Esq.

Fax:  (212) 909-6836

if notice is given to the Executive:

Vedder, Price, Kaufman & Kammholz, P.C.

222 N. LaSalle Street

Suite 2600

Chicago, Illinois 60601

Attention:  Robert J. Stucker, Esq.

Fax:  (312) 609-5005

All such notices and communications shall be deemed to have been received on the date of delivery if delivered personally or on the third business day after the mailing thereof.

(g)                                 Binding Effect; Benefits.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(h)                                 Waiver; Amendment.

(i)    Waiver.  Any party hereto or beneficiary hereof may by written notice to the other parties (A) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement, (B) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement and (C) waive or modify performance of any of the obligations of the other parties under this Agreement.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party or beneficiary, shall be deemed to constitute a waiver by the party or beneficiary taking such action of compliance with any representations, warranties, covenants or agreements contained herein.  The waiver by any party hereto or beneficiary hereof of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by a party or beneficiary to exercise any right or privilege hereunder shall be deemed a waiver of such party’s or beneficiary’s rights or privileges hereunder or shall be deemed a waiver of such party’s or beneficiary’s rights to exercise the same at any subsequent time or times hereunder.

(ii)                                                 Amendment.  This Agreement may not be amended, modified or supplemented orally, but only by a written instrument executed by the Executive and the Company.

(i)                                     Assignability.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Executive without the prior written consent of the other party.

(j)                                     Applicable Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

(k)                                  Section and Other Headings, etc.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(l)                                     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.

HERTZ GLOBAL HOLDINGS, INC.

By:	/s/ Irwin Pollack
	Name:	Irwin M. Pollack
	Title:	Senior Vice President,
Executive Relations,
Hertz Global Holdings, Inc.

THE EXECUTIVE:

/s/ Mark Firssora
Mark P. Frissora

Total Number of Shares for the Purchase of Which Options have been Granted	Option Price
800,000	$7.68
400,000	$10.68
400,000	$15.68